Exhibit A

JOINT FILING AGREEMENT

The undersigned each agree that (i) the statement on Schedule 13D, as amended and restated, relating to shares of common stock of Sanchez Energy Corporation, a Delaware corporation, has been adopted and filed on behalf of each of them and (ii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 apply to each of them. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of October 7, 2013.

/s/ Antonio R. Sanchez, III
Antonio R. Sanchez, III

/s/ A. R. Sanchez, Jr.
A. R. Sanchez, Jr.

Schedule 13D/A (Amendment No. 5) Joint Filing Agreement